EXHIBIT 107
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	2,300,000(2)	$11.18(3)	$25,714,000	$2,383.69
(1)    Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Berry Corporation (bry) issuable with respect to the shares being registered hereunder by reason of any stock splits, stock dividends, recapitalization, anti-dilution provisions or other similar transaction.

(2)    This Registration Statement on Form S-8 (this “Registration Statement”) registers 2,300,000 shares of Common Stock to be issued under the Berry Corporation (bry) 2022 Omnibus Incentive Plan.

(3)    Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of a share of Common Stock as reported on the Nasdaq Global Select Market on June 3, 2022 (such date being within five business days of the date that this Registration Statement was first filed with the Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) and (h) of the Securities Act.